UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  03/03/2005

Captaris, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-25186

Washington	91-1190085
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

10885 N.E. 4th Street, Suite 400
Bellevue, Washington 98004
(Address of Principal Executive Offices, Including Zip Code)

(425) 455-6000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 8.01.    Other Events

Under Section 404 of the Sarbanes-Oxley Act of 2002, management of Captaris, Inc. is required to provide a report in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 regarding its assessment of the effectiveness of the Company's internal control over financial reporting. Based on the Company's assessment to date, the Company has identified weaknesses in its internal control over financial reporting that management has concluded constitute material weaknesses in the Company's internal control over financial reporting as of December 31, 2004. As a result, management has concluded that the Company's internal control over financial reporting was not effective as of the year end as contemplated under Section 404 of the Sarbanes Oxley Act of 2002.

In prior SEC filings, the Company disclosed weaknesses in internal controls and corrective action plans designed to remediate those weaknesses, and has reported on its progress in completing the identified corrective actions. These actions included expanding and upgrading the finance staff and improved automation of the financial close and related financial processes.

The Company's management and Audit Committee of the Board of Directors considered the results of the Company's internal control testing to date, the progress on financial application upgrades and implementations, and the financial close for the fourth quarter. Based on that assessment, management has concluded that the Company's remediation efforts to date have not corrected all of the material weaknesses in the Company's internal control over financial reporting.

The Company is currently reviewing alternatives to correct the material weaknesses and intends to take appropriate steps to remediate the identified weaknesses and any other weaknesses that the Company identifies as part of its ongoing internal control assessment. Management's final assessment of the effectiveness of the Company's internal control over financial reporting will be included in the Company's Annual Report on Form 10-K .

A significant amount of internal control testing remains to be completed and consequently the Company believes that it is likely that it will not be able to file its Annual Report on Form 10-K on or before March 16, 2005; however the Company expects to file its Form 10-K by March 31, 2005.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Captaris, Inc.

Date: March 04, 2005.	By:	/s/ Pete Papano
Pete Papano
Chief Financial Officer